Exhibit (d)(viii)
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

Franklin Balance Sheet Investment Fund and	)
Franklin Microcap Value Fund, Oppenheimer	)
Investment Partnership LP and Oppenheimer	)
Close International Ltd., Wynnefield Partners	)
Smallcap Value LP I, Wynnefield Partners	)
Smallcap Value LP, Wynnefield Smallcap Value	)
Off-Shore Fund LPD and Channell Partnership II,	)
LP, and John H. Norberg, Jr., Individually,	)
derivatively and on behalf of a Class of similarly	)
situated stockholders,	)
)
Plaintiffs,	)
	)	Civil Action No. 888-VCP
v.	)
)
Thomas B. Crowley, Jr., Molly M. Crowley,	)
Phillip E. Bowles, Gary L. Depolo, Earl T. Kivett,	)
William A. Pennella, Leland S. Prussia, Cameron	)
W. Wolfe, Jr.,	)
)
Defendants,	)
)
v.	)
)
Crowley Maritime Corporation,	)
)
Nominal Derivative Defendant.
ORDER AND FINAL JUDGMENT
     The Stipulation and Agreement of Compromise, Settlement and Release, dated March 19, 2007 (the “Stipulation”), of the above-captioned consolidated action (the “Action”), having been presented at the Settlement Hearing on April 27, 2007, pursuant to the Scheduling Order for Approval of Settlement of Class and Derivative Action entered herein on March 21, 2007 (the “Scheduling Order”), which Stipulation was joined and consented to by all parties to the Action and which (along with the defined terms therein) is incorporated herein by reference;

and the Court having determined that notice of said hearing was given in accordance with the Scheduling Order to the members of the Class as certified by the Court in the Scheduling Order and that said notice was adequate and sufficient; and the parties having appeared by their attorneys of record; and the attorneys for the respective parties having been heard in support of the settlement of the Action, and an opportunity to be heard having been given to all other persons desiring to be heard as provided in the Notice (as defined below); and the entire matter of the Settlement having been considered by the Court;
     IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this 27th day of April, 2007, as follows:
     1. The Notice of Pendency of Class and Derivative action, Temporary and Proposed Class Action Determination, Proposed Settlement of Class and Derivative Action, Settlement Hearing and Right to Appear (the “Notice”) has been given to the Class (as defined hereinafter), pursuant to and in the manner directed by the Scheduling Order, proof of the mailing of the Notice was filed with the Court by counsel for defendants and full opportunity to be heard has been offered to all parties, the Class and persons in interest. The form and manner of the Notice is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of Due Process and Delaware Court of Chancery Rules 23 and 23.1.
     2. Due and adequate notice of the proceedings having been given and a full opportunity having been offered to the members of the Class to participate in the Settlement Hearing, or object to the Settlement, it is hereby determined that all members of the Class are bound by the Final Order and Judgment entered herein.

     3. Based on the record of the Action and pursuant to Court of Chancery Rule 23.1, the Court finds that (a) the Action with respect to Count I was properly instituted as a derivative action on behalf of the Company and its shareholders; and (b) at all times, the named Plaintiffs and their counsel have adequately represented the interests of the Company and its shareholders with respect to Count I of the Action and claims asserted therein.
     4. Based on the record of the Action, each of the provisions of Chancery Court Rule 23(a) has been satisfied with respect to Count II of the Complaint and the Action with respect to such Count has been properly maintained as a class action pursuant to Chancery Court Rules 23(b)(1) and (b)(2). Specifically, this Court finds that (a) the Class is so numerous that joinder of all members is impracticable; (b) there are questions of law or fact common to the Class; (c) the claims of the representative plaintiff are typical of the claims of the Class; and (d) the representative plaintiff has fairly and adequately protected the interests of the Class. Therefore, the Action is finally certified, as a class action, pursuant to Chancery Court Rules 23(a), (b)(1) and (b)(2), with no opt-out rights, on behalf of a class (the “Class”) composed of all owners of the Company’s common stock as of December 23, 2003 to and including the effective date of the consummation of the Merger as defined in the Stipulation, (other than defendants and their “affiliates” and “associates” (as those terms are defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934)), including the legal representatives, heirs, successors in interest, transferees and assignees of all such foregoing holders, immediate and remote.
     5. Plaintiffs are hereby finally certified as Class and Derivative representatives with their respective counsel finally certified as Class and Derivative counsel.
     6. The Settlement is found to be fair, reasonable and adequate and in the best interests of the Company, its shareholders and the Class, and it is hereby approved. The parties to the Stipulation are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Register in Chancery is directed to enter and docket this Order and Final Judgment in the Action.
     7. The Amended Complaint in the Action is dismissed in its entirety with prejudice on the merits, with each party to bear its own costs (except, with respect to costs, as otherwise provided in the Stipulation).
     8. All claims, rights, demands, suits, matters, issues or causes of action, whether known or unknown, of the plaintiffs and all class members (as herein defined) against all defendants and any of their present or former officers, directors, employees, stockholders, agents, attorneys, advisors, insurers, accountants, trustees, financial advisors, commercial bank lenders, persons who provided fairness opinions, investment bankers, associates, representatives, affiliates, parents, subsidiaries (including the directors and officers of such affiliates, parents, and subsidiaries), general partners, limited partners, partnerships, heirs, executors, personal representatives, estates, administrators, successors and assigns (collectively, “Defendants’ Affiliates”), whether such claims arise or could have arisen under state or federal law, including the federal securities laws (except for claims for appraisal pursuant to Section 262 of the Delaware General Corporation Law of stockholders who properly demand appraisal and have not otherwise waived their appraisal rights), and whether directly, derivatively, representatively or arising in any other capacity, that arise out of or in connection with, any claim that was or could have been brought in the Amended Complaint, or that arises now or hereafter out of, or that relates in any way to, the acts, facts or the events alleged in the Amended Complaint including, without limitation, the Life Insurance Agreements and the Settlement Agreement (as those terms are defined in the Amended Complaint), any premiums, expenses, costs or other monies paid or forgiven by the Company relating thereto, and any agreements and disclosures relating thereto, and any acts, facts, matters, transactions, occurrences, conduct or representations relating to or arising out of the subject matter referred to in the Amended Complaint, and the fiduciary and disclosure obligations of any of the defendants (or other persons to be released) with respect to any of the foregoing (whether or not such claim could have been asserted in the Amended Complaint), shall be forever compromised, settled, released and dismissed with prejudice (the “Settled Claims”). Dismissal of the Settled Claims with prejudice and on the merits shall become effective immediately upon the entry of this Order and Final Judgment and without any further action by the Court.
     9. The release set forth herein extends to claims that plaintiffs, on behalf of the Class and the Company, do not know or suspect to exist at the time of the release, which if known, might have affected the decision to enter into this release. Each of the named plaintiffs and each member of the Class and the company shall be deemed to waive any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person’s release of unknown claims. Plaintiffs, on behalf of the Class, acknowledge that members of the Class may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is their intention, on behalf of the Class, to fully, finally and forever settle and release any and all claims released hereby known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

     10. The Class’s rights, to the extent permitted by law, to any benefits of the provisions of Section 1542 of the California Civil Code or any other similar state law, federal law or principle of common law, which may have the effect of limiting the release set forth above, are terminated. The law of the State of Delaware, is applicable to the Settlement or the Settled Claims.
     11. Without affecting the finality of this judgment, consideration of Plaintiffs’ attorney’s application for an award of attorney’s fees and expenses is reserved for a future date.
     12. Nothing in this Final Order and Judgment shall be construed as a presumption, concession or admission by any of the parties to the Stipulation or the Action of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in the Action, or any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in any action or proceeding, whether civil, criminal or administrative, except in a proceeding to enforce the terms or conditions of the Stipulation or of this Order and Final Judgment.

/s/ Donald F. Parsons Jr.

Vice Chancellor

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